Exhibit 99.1

ASCENDIA ANNOUNCES DEFAULT UNDER SENIOR CREDIT FACILITY - IN DISCUSSIONS WITH LENDERS

Hamilton, NJ - December 14, 2007 -- Ascendia Brands, Inc. (AMEX: ASB) today announced that it has notified its senior lenders that it is in default of certain covenants contained in its first and second lien credit facilities and is unable to make certain representations and warranties deemed to be made when drawings are made under its revolving credit facility.

Under its senior credit facilities, unless a waiver is provided by the lenders, Ascendia is required to make a prepayment of its senior debt if and to the extent that, at the end of any month, the amount of first lien debt then outstanding exceeds three times its adjusted pro forma trailing twelve month (“TTM”) earnings before interest, taxes, depreciation and amortization (“EBITDA”).

As previously described in Item 4.02 of the Current Report on Form 8-K filed by the Company on November 30, 2007, Ascendia is currently evaluating certain adjustments to previously issued financial statements. Although these adjustments have not yet been finalized, Ascendia believes that a prepayment in the amount of approximately $26 million is currently required to be paid to its senior lenders, based upon the estimated adjusted pro forma TTM EBITDA as of October 27, 2007. Ascendia’s failure to make such payment constitutes an event of default under its first and second lien credit facilities and entitles its senior lenders to accelerate its first and second lien indebtedness. In addition, as a result of Ascendia’s inability to make the required prepayments, and as a consequence of its financial condition generally, certain representations and warranties that are deemed to be made whenever Ascendia makes drawings under its revolving credit facility may no longer be true and correct. These include representations and warranties that Ascendia and its subsidiaries, taken as a whole, are solvent and that there has been no material adverse change in its condition since August 26, 2006. Ascendia has notified its lenders that it cannot make such representations and warranties.

As a result of its failure to make the prepayment and its inability to make the representations and warranties described above, Ascendia’s revolving lender is entitled to cease to permit borrowings under Ascendia’s revolving credit facility. On December 12, 2007 Ascendia received notice from the agent for the first lien lenders reserving such lenders’ rights under the first lien facility generally, including the right to cease making advances under the revolving credit facility. Ascendia’s lenders have not yet exercised, or notified Ascendia that they intend to exercise, any remedies. However, if the lenders were to declare the loans to be due and payable, or if Ascendia becomes unable to draw on its revolving credit facility, it would become unable to fund continuing operations unless alternative sources of capital were found. Ascendia is in negotiations with its lenders and is actively seeking additional capital in order to provide the liquidity necessary to fund future operations.

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™ and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Investor Relations Contact:

John G. Nesbett

IMS, Inc.

(203) 972-9200

jnesbett@institutionalms.com